Exhibit 5.1

[Letterhead of fox Rothschild LLP]

June 16, 2016

BIO-key International, Inc.

3349 Highway 138, Building A, Suite E

Wall, NJ 07719

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Registration Statement”), filed on this date by BIO-key International, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”), to which this opinion letter is attached as an exhibit, for the registration of an aggregate of 8,000,000 shares of the Company’s Common Stock, $0.0001 par value per share (“Common Stock”) issuable under the BIO-key International, Inc. 2015 Equity Incentive Plan (the “Plan”), consisting of: (i) 7,825,000 shares of Common Stock (the “Reserved Shares”) which have been reserved for issuance under the Plan, (ii) 100,000 shares of Common Stock (the “Outstanding Shares”) issued as a restricted stock grant under the Plan, and (iii) 75,000 shares of Common Stock (the “Option Shares”) issuable upon exercise of outstanding options under the Plan.

We have examined the original or a photostatic or certified copy of such documents, records, and other information as we deemed relevant and necessary as the basis for the opinion set forth below. In such examination, we have assumed the authenticity of each document submitted to us as an original, the conformity to the original document of each document submitted to us as a certified copy or photostatic copy, and the authenticity of the original of each such latter document. In addition, we have assumed, in rendering the opinion set forth below, that any stock certificate evidencing any shares of the Company’s Common Stock registered by this Registration Statement, when issued under the Plan, will have been duly executed on behalf of the Company and will have been countersigned by the Company’s transfer agent and registered by the Company’s registrar prior to its issuance.

On the basis of our examination mentioned above, subject to the assumptions stated and relying on statements of fact contained in the documents that we have examined, we are of the opinion that: (i) the Outstanding Shares registered pursuant to the Registration Statement have been duly authorized, are validly issued, fully paid and non-assessable, and (ii) the Reserved Shares and the Option Shares registered pursuant to the Registration Statement have been duly and validly authorized and reserved for issuance and that upon the issuance of such shares and payment therefore in accordance with the provisions of the Plan, the shares of Common Stock will be validly issued, fully paid and non-assessable.

BIO-key International, Inc.

June 16, 2016

The opinions set forth above are rendered as of the date of this letter. We assume no obligation to update or supplement any of these opinions to reflect any changes of law or fact that may occur subsequent to the date hereof.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Fox Rothschild LLP